                                                                  EXECUTION COPY




================================================================================



                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                     among


                 ADAMS OUTDOOR ADVERTISING LIMITED PARTNERSHIP,

                              The Several Lenders
                        from Time to Time Parties Hereto


                                      and


              CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY
                                    as Agent



                          Dated as of December 2, 1996



================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                             Page


SECTION 1.  DEFINITIONS                                       1
     1.1  Defined Terms...................................    1
     1.2  Other Definitional Provisions...................   16

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS...............   16
     2.1  Revolving Credit Commitments....................   16
     2.2  Procedure for Revolving Credit Borrowing........   17
     2.3  Commitment Fee..................................   17
     2.4  Termination or Reduction of Commitments.........   17
     2.5  Repayment of Revolving Credit Loans; Evidence of
            Debt..........................................   18
     2.6  Optional Prepayments; Mandatory Prepayments.....   19
     2.7  Conversion and Continuation Options.............   20
     2.8  Minimum Amounts and Maximum Number of Tranches..   20
     2.9  Interest Rates and Payment Dates................   21
     2.10  Computation of Interest and Fees...............   21
     2.11  Inability to Determine Interest Rate...........   22
     2.12  Pro Rata Treatment and Payments................   22
     2.13  Illegality.....................................   23
     2.14  Requirements of Law............................   23
     2.15  Taxes..........................................   25
     2.16  Indemnity......................................   26

SECTION 3.  REPRESENTATIONS AND WARRANTIES................   27
     3.1  Financial Condition.............................   27
     3.2  No Change.......................................   28
     3.3  Existence; Compliance with Law..................   28
     3.4  Power; Authorization; Enforceable Obligations...   28
     3.5  No Legal Bar....................................   28
     3.6  No Material Litigation..........................   29
     3.7  No Default......................................   29
     3.8  Ownership of Property; Liens....................   29
     3.9  Intellectual Property...........................   29
     3.10  No Burdensome Restrictions.....................   29
     3.11  Taxes..........................................   30
     3.12  Federal Regulations............................   30
     3.13  ERISA..........................................   30
     3.14  Investment Company Act; Other Regulations......   31
     3.15  Subsidiaries...................................   31
     3.16  Purpose of Revolving Credit Loans..............   31
     3.17  Environmental Matters..........................   31
     3.18  Regulation H...................................   32
     3.19  Accuracy and Completeness of Information.......   33
     3.20  Solvency.......................................   33
     3.21  Leaseholds, Permits, etc.......................   33
     3.22  Signs..........................................   33
     3.23  Ownership of Borrower and Managing General
            Partner.......................................   34
     3.24  Real Property..................................   34
     3.25  Phantom Stock Agreements.......................   34



 SECTION 4.  CONDITIONS PRECEDENT..........................  34
     4.1  Conditions to Effectiveness......................  34
     4.2  Conditions to Each Revolving Credit Loan.........  35

SECTION 5.  AFFIRMATIVE COVENANTS..........................  36
     5.1  Financial Statements.............................  36
     5.2  Certificates; Other Information..................  37
     5.3  Payment of Obligations...........................  39
     5.4  Maintenance of Existence.........................  39
     5.5  Maintenance of Property; Insurance...............  39
     5.6  Inspection of Property; Books and Records;
            Discussions....................................  39
     5.7  Notices..........................................  39
     5.8  Environmental Laws...............................  40
     5.9  Environmental Reports............................  41
     5.10  Further Assurances..............................  41
     5.11  Additional Collateral...........................  41
     5.12  Key Main Life Insurance.........................  43
     5.13  Phase I Environmental Reports...................  43

SECTION 6.  NEGATIVE COVENANTS.............................  43
     6.1  Financial Condition Covenants....................  44
     6.2  Limitation on Indebtedness.......................  45
     6.3  Limitation on Liens..............................  45
     6.4  Limitation on Guarantee Obligations..............  47
     6.5  Limitation on Fundamental Changes................  47
     6.6  Limitation on Sale of Assets.....................  47
     6.7  Limitation on Dividends..........................  48
     6.8  Limitation on Investments, Loans and Advances....  48
     6.9  Limitation on Optional Payments and Modifications
            of Debt Instruments............................  49
     6.10  Limitation on Transactions with Affiliates......  49
     6.11  Limitation on Changes in Fiscal Year............  50
     6.12  Limitation on Negative Pledge Clauses...........  50
     6.13  Limitation on Lines of Business.................  50
     6.14  Limitation on Deferred Management Compensation..  50
     6.15  Phantom Stock Agreements........................  51
     6.16  Limitation on Non-Acquisition Capital
             Expenditures..................................  51

SECTION 7.  EVENTS OF DEFAULT..............................  51

SECTION 8.  THE AGENT......................................  54
     8.1  Appointment......................................  54
     8.2  Delegation of Duties.............................  55
     8.3  Exculpatory Provisions...........................  55
     8.4  Reliance by Agent................................  55
     8.5  Notice of Default................................  56
     8.6  Non-Reliance on Agent and Other Lenders..........  56
     8.7  Indemnification..................................  57
     8.8  Agent in Its Individual Capacity.................  57
     8.9  Successor Agent..................................  57




SECTION 9.  MISCELLANEOUS.................................   58
     9.1  Amendments and Waivers..........................   58
     9.2  Notices.........................................   58
     9.3  No Waiver; Cumulative Remedies..................   59
     9.4  Survival of Representations and Warranties......   59
     9.5  Payment of Expenses and Taxes...................   59
     9.6  Successors and Assigns; Participations and
            Assignments
     9.7  Adjustments; Set-off............................   63
     9.8  Counterparts....................................   63
     9.9  Severability....................................   64
     9.10  Integration....................................   64
     9.11  GOVERNING LAW..................................   64
     9.12  Submission To Jurisdiction; Waivers............   64
     9.13  Acknowledgements...............................   65
     9.14  WAIVERS OF JURY TRIAL..........................   65

EXHIBITS

A -  Form of Revolving Credit Note
B -  Form of Global Consent
C -  Form of Compliance Certificate
D -  Form of Mortgage Supplement
E -  Form of Opinion of Counsel to Borrower
F -  Form of Assignment and Acceptance



SCHEDULES

1.1         Addresses for Notices, Commitments
3.6         Litigation
3.17        Environmental Matters
3.21        Leaseholds, Permits, etc.
3.23        Ownership
6.2         Indebtedness
6.3         Liens
6.4         Guarantee Obligations
6.8         Newsome Acquisition

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 2, 1996, among Adams Outdoor Advertising Limited Partnership, a Minnesota limited partnership (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders") and Canadian Imperial Bank of Commerce, New York Agency, as agent for the Lenders hereunder.

                             W I T N E S S E T H:

          WHEREAS, the Borrower, the Lenders and the Agent are parties to the Credit Agreement dated as of March 12, 1996 (as amended, the "Original Credit Agreement"), and the Borrower has requested that the Original Credit Agreement be amended and restated to increase the amount of the revolving credit facility provided for therein from $15,000,000 to $35,000,000 and to make certain the modifications thereto; and

          WHEREAS, the Lenders are agreeable to the Borrower's request and to amending and restating the Original Credit Agreement on the terms and conditions set forth herein to effect such request and modifications;

          NOW THEREFORE, the parties hereto agree that on the Closing Date (as hereinafter defined) the Original Credit Agreement shall be amended and restated to read in its entirety as follows:


                            SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": on any particular date, a rate of interest per annum equal to the higher of:

          (a) the rate of interest most recently announced by CIBC-Bank at its Domestic Lending Office as its prime rate (which rate is not necessarily intended to be the lowest rate of interest charged by CIBC-Bank in connection with extensions of credit); and

          (b)  the Federal Funds Rate for such date plus .50%.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Adams": Mr. Stephen Adams, the chairman of the Managing General Partner.

          "Adams Sons": the collective reference to Mr. Stephen M. Adams, Mr. Mark C. Adams, Mr. Scott L. Adams and Mr. Kent R. Adams.

          "Affiliate": as to any Person, any other Person (other than a Restricted Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agent": Canadian Imperial Bank of Commerce, New York Agency, together with its affiliates, as the arranger of the Commitments and as the agent for the Lenders under this Agreement and the other Loan Documents.

          "Agreement": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Margin": for each Type of Loan, if the Leverage Ratio at any time of determination:

     (i) is greater than or equal to 5.5 to 1.0, the rate per annum set forth under the relevant column heading below:

               ABR Loans      Eurodollar Loans
               ---------      ----------------

                2.000%             3.000%

     (ii) is greater than or equal to 5.0 to 1.0 but less than 5.5 to 1.0, the rate per annum set forth under the relevant column heading below:

               ABR Loans      Eurodollar Loans
               ---------      ----------------

                1.500%             2.500%;

     (iii) is greater than or equal to 4.5 to 1.0 but less than 5.0 to 1.0, the rate per annum set forth under the relevant column heading below:

               ABR Loans      Eurodollar Loans
               ---------      ----------------

                1.250%             2.250%;

     (iv) is greater than or equal to 4.0 to 1.0 but less than 4.5 to 1.0, the rate per annum set forth under the relevant column heading below:

               ABR Loans      Eurodollar Loans
               ---------      ----------------

                1.000%             2.000%;

     or (v) is less than 4.0 to 1.0, the rate per annum set forth under the relevant column heading below:

               ABR Loans      Eurodollar Loans
               ---------      ----------------

                0.750%             1.750%

     Any change in the Applicable Margin required hereunder shall be deemed to occur on the date which is five Business Days after each date the Borrower delivers its financial statements required by subsection 5.1(a) or 5.1(b), as the case may be, and the Compliance Certificate required by subsection 5.2(c) substantially in the form of Exhibit C; provided, that if the Borrower fails to deliver such financial statements and Compliance Certificate on or before the date such statements or Compliance Certificate are required to be delivered pursuant to subsection 5.1(a) or 5.1(b), as the case may be, and subsection 5.2(c), the Leverage Ratio, until the date which is five Business Days after such financial statements and Compliance Certificate are so delivered, shall, for purposes of determining the Applicable Margin, be deemed to be greater than or equal to 5.5 to 1.0 and, thereafter, shall be the Leverage Ratio actually set forth on such Compliance Certificate.

          "Assignee":  as defined in subsection 9.6(c).

          "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment over
     (b) the aggregate principal amount of all Loans made by such Lender then outstanding.

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2 or 2.6 as a date on which the Borrower requests the Lenders to make Loans hereunder.

          "Business":  as defined in subsection 3.17.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Ratings Service ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses
     (a) through (f) of this definition.

          "Change of Control": any action or event whereby Adams ceases to directly or indirectly own (a) at least 50.1% of the voting interest in the Managing General Partner, (b) at least 50.1% of the right to participate in the selection of the governing body, partners, managers or others that will control the management and policies of Borrower and (c) at least 50.1% of the economic interest in the Borrower.

          "CIBC-Bank": Canadian Imperial Bank of Commerce, a Canadian Chartered bank, or one or more of its agencies, branches or affiliates in its or their respective capacity or capacities, as the case may be, as a Lender or Lenders hereunder.

          "Closing Date": the date on which the conditions precedent set forth in subsection 4.1 shall be satisfied.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": with respect to a Loan Party, the assets of such Loan Party, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document to which such Loan Party is a party.

          "Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

          "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

          "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "Consolidated Working Capital": at any time, the excess, if any, of the consolidated current assets of the Borrower and its Restricted Subsidiaries over the consolidated current liabilities of the Borrower and its Restricted Subsidiaries.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Debt Service": for any period, the sum of (a) the amount (which may in no event be less than zero) determined by subtracting (x) the aggregate amount of the Commitments scheduled to be in effect at the end of such period from (y) the aggregate principal amount of the Revolving Credit Loans outstanding at the beginning of such period and (b) total Interest Expense for such period.

          "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Deferred Management Compensation": deferred compensation obligations of the Borrower pursuant to the Phantom Stock Agreements.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

          "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which CIBC-Bank is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                        Eurodollar Base Rate
                            ----------------------------------------
                            1.00 - Eurocurrency Reserve Requirements

          "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Excess Cash Flow": for any period, Operating Cash Flow for such period minus the sum of (a) Fixed Charges for such period, (b) capital expenditures during such period for acquisitions permitted in accordance with subsection 6.9 and (c) plus decreases in Consolidated Working Capital (or less increases in Consolidated Working Capital) (d) plus reasonable reserves established by the Borrower in accordance with GAAP; provided that for purposes of this definition, the following items shall be excluded from changes in Consolidated Working Capital: cash, Cash Equivalents, the current portion of long-term Indebtedness and the principal balance of the Revolving Credit Loans.

          "FDIC": the Federal Deposit Insurance Corporation or any successor thereto.

          "Federal Funds Rate": for any particular date, an interest rate per annum equal to the interest rate (rounded upward to the nearest 1/16th of 1%) offered in the interbank market to CIBC-Bank as the overnight Federal Funds Rate at or about 10:00 A.M., New York City time, on such day (or, if such day is not a Business Day, for the next preceding Business Day).

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "Fixed Charges": for any period, the sum of the following with respect to the Borrower and its Restricted Subsidiaries: (i) Debt Service for such period, (ii) lease payments during such period (to the extent not deducted in determining consolidated net income for such period and not constituting a capital expenditure during such period), (iii) non-acquisition capital expenditures during such period, (iv) cash payments during such period of Deferred Management Compensation (other than the $2,000,000 payment permitted to be made by the Borrower on the date of the Original Credit Agreement) and (v) tax distributions during such period.

          "Fixed Charge Coverage": for any period, Operating Cash Flow for such period divided by Fixed Charges for such period.

          "Foreign Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction outside the United States of America.

          "GAAP": generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 3.1.

          "Gleason":  Mr. Kevin Gleason, a Limited Partner of the Borrower.

          "Global Consent": the consent to be executed by each Loan Party other than the Borrower, substantially in the form of Exhibit C hereto.

          "Global Security Agreement": the agreement, substantially in the form of Exhibit B to the Original Credit Agreement, executed and delivered by each Loan Party pursuant to the Original Credit Agreement pursuant to which Liens securing the Obligations have been created on all the issued and outstanding Capital Stock of the Managing General Partner, the Borrower and each Subsidiary of the Borrower and on all of the other assets of the Borrower, as amended, supplemented or otherwise modified from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and
     (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent":  pertaining to a condition of Insolvency.

          "Interest Coverage Ratio": for any period, Operating Cash Flow for such period divided by Interest Expense for such period.

          "Interest Expense": the aggregate amount of interest paid or payable during the relevant period by the Borrower and its Restricted Subsidiaries in respect of Indebtedness (taking into account net amounts payable or receivable during such period under interest rate swaps, caps, collars and other hedging agreements), including any interest, fees and costs paid or accrued under the Loan Documents (excluding closing costs and fees).

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          "Interest Period":  with respect to any Eurodollar Loan:

               (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if agreed to by all Lenders, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

               (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if agreed to by all Lenders, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

               (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

          "Leverage Ratio": on any date, Total Debt on such date divided by Operating Cash Flow for the then most recently ended period of four consecutive fiscal quarters for which the Borrower shall have delivered financial statements to the Lenders pursuant to subsection 5.1(a) or (b).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "Limited Partners": the collective reference to Adams, the Adams Sons and Gleason.

          "Loan Documents": this Agreement, the Revolving Credit Notes, the Mortgages, the Mortgages, the Global Security Agreement and the Global Consent.

          "Loan Parties": the Borrower, the Managing General Partner, each owner of shares of Capital Stock of the Managing General Partner, the Limited Partners and each Subsidiary of the Borrower which is a party to a Loan Document.

          "Managing General Partner": Adams Outdoor Advertising, Inc., a Minnesota corporation.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

          "Material Environmental Amount": an amount payable by the Borrower and/or its Subsidiaries in excess of $500,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Mortgage": each of the Mortgages, substantially in the form of Exhibit D to the Original Credit Agreement, executed and delivered by the Borrower pursuant to the Original Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Proceeds": of any event of a type described in subsection 2.4(c), an amount equal to the gross proceeds thereof net of any and all costs and expenses reasonably incurred by the Borrower or any Restricted Subsidiary, as the case may be, in connection therewith, including, without limitation, legal or brokerage fees, and any taxes payable or any taxes that would have been payable by the Borrower had it been a C corporation, with respect thereto.

          "Non-Excluded Taxes":  as defined in subsection 2.17.

          "Operating Cash Flow": for any period, the sum of (a) consolidated net income (excluding barter gains and losses and extraordinary, unusual and non-recurring gains and losses (including, without limitation, net gains or losses on disposals of property and equipment)) of the Borrower and its Restricted Subsidiaries for such period plus (b) the sum of the following to the extent deducted in determining such consolidated net income: depreciation, amortization, interest expense, tax expense and any other non-cash expense and Deferred Management Compensation (including, without limitation, any Deferred Management Compensation paid on the Closing Date); provided, however, that for purposes of this definition, any acquisition or disposition by the Borrower or any Restricted Subsidiary of assets constituting an operating business or of the stock of any Person which shall occur during any period shall be deemed to have occurred on the first day of such period, and Operating Cash Flow shall be computed on the basis of such assumption.

          "PA Outdoor, Inc.": a Pennsylvania corporation which is a Restricted Subsidiary.

          "Participant":  as defined in subsection 9.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Permitted Disposition": any sale or other disposition of property, business or assets permitted by subsection 6.6(d).

          "Permitted Holder": means Adams, his spouse and legal descendants and trusts for the exclusive benefit of any of the foregoing persons.

          "Permitted Restricted Payments": Restricted Payments, as hereinafter defined, made (a) subsequent to the date of delivery to the Lenders pursuant to subsection 5.1(a) of the audited financial statements of the Borrower for any fiscal year and prior to the last day of the fiscal year immediately succeeding such fiscal year, (b) only if such the Leverage Ratio as at the last day of such fiscal year (as reflected in such financial statements) is at least 4.5 to 1.0 and (c) in an aggregate amount for such fiscal year not in excess of the lesser of (i) the portion of Excess Cash Flow for such fiscal year that is not required to be used to reduce the Commitments pursuant to subsection 2.4(d) hereof and (ii) $1,000,000.

          "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Phantom Stock Agreements": the agreements entered into, in writing, between the Borrower and certain of its employees, and any comparable subordinated incentive compensation agreements with its employees, providing for incentive compensation on the basis of the increase in value of the Borrower or a division or Restricted Subsidiary thereof.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Pro Forma Debt Service": for any period, the sum of (a) the amount (which may in no event be less than zero) determined by subtracting the amount of the Commitments scheduled to be in effect at the end of such period from the aggregate principal amount of the Revolving Credit Loans outstanding at the beginning of such period and (b) the aggregate amount of Interest Expense reasonably expected to be incurred during such period (taking into account all scheduled reductions in principal during such period and, in the case of interest which is calculated on a floating basis, assuming that the rate in effect at the beginning of such period will remain in effect throughout such period).

          "Properties":  as defined in subsection 3.17.

          "Register":  as defined in subsection 9.6(d).

          "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. (S) 2615.

          "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 66-2/3%.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Restricted Payment":  as defined in subsection 6.7.

          "Responsible Officer": the chief executive officer and the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

          "Restricted Subsidiary": any subsidiary of the Borrower other than an Unrestricted Subsidiary. Unless otherwise qualified, all references to a
     "Restricted Subsidiary" or to "Restricted Subsidiaries" in this   Agreement
     shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower.

          "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading "Revolving Credit Commitments" opposite such Lender's name on Schedule 1.1, as such amount may be changed from time to time pursuant to this Agreement.

          "Revolving Credit Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

          "Revolving Credit Loans":  as defined in subsection 2.1.

          "Revolving Credit Note":  as defined in subsection 2.5(e).

          "Security Documents": the collective reference to the Mortgages, the Global Security Agreement, and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

          "Senior Notes": the 10.75% Unsecured Senior Notes due 2006 of the Borrower to be issued pursuant to the Indenture, dated March 12, 1996, between the Borrower and United States Trust Company of New York, as Trustee.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Tax Distributions": Distributions to the partners of the Borrower, calculated to include income and gain in excess of any prior allocation of loss and deduction, based on estimates of the amount of federal, state and local income taxes that the Borrower would be required to pay with respect to a fiscal year as if, for the applicable fiscal year, the Borrower were treated as a C corporation incorporated under the laws of the State of Minnesota rather than as a partnership; provided that (a) the aggregate amount of such distributions in respect of any period does not exceed the aggregate amount of income taxes that would have been payable by the Borrower in respect of its operations for such period if the Borrower were taxed as a C corporation and (b) such distributions are made only when and to the extent that such partners are obligated to make estimated and final tax payments in accordance with applicable law.

          "Termination Date":  December 31, 2001.

          "Total Debt": Indebtedness of the Borrower and its Restricted Subsidiaries plus Guarantee Obligations of the Borrower and its Restricted Subsidiaries of Indebtedness of any other Person, all as determined on a consolidated basis.

          "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

          "Transferee":  as defined in subsection 9.6(f).

          "Type":  as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          "Unrestricted Subsidiary": Adams In-Store Advertising, LLC, a Minnesota limited liability company, a Subsidiary of the Borrower.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.2 and 2.7, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

          2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying
(i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of each such Type of Loan and the lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $100,000 or a whole multiple thereof (or, if the then Available Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 10.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          2.3 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the rate of .50% per annum on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

          2.4 Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

          (b) On the last day of each March, June, September and December to occur during each of the calendar years set forth below, the Commitment of each Lender shall be reduced by such

Lender's Commitment Percentage of one-fourth (or, in the case of 2001, all) of the amount set forth below opposite such calendar year:


          Year         Amount
          ----         ------
          1998       $ 4,000,000
          1999       $ 8,000,000
          2000       $10,000,000
          2001       $13,000,000

          (c) In the event that the Borrower or any of its Restricted Subsidiaries shall receive any Net Proceeds from (i) a Permitted Disposition,
(ii) the removal of any sign (whether as a result of condemnation proceedings or otherwise), (iii) any insurance policy covering any loss with respect to any of its property, plant or equipment or (iv) any litigation, the Commitments shall be automatically reduced on the date of receipt thereof by an amount equal to such Net Proceeds, provided, that if on or before such date the Borrower shall deliver to the Agent a certificate stating that the Borrower intends to utilize such proceeds to acquire new signs or other assets or to repair any property, plant or equipment with respect to which an insured loss shall have occurred or to replace any removed sign, then the Borrower may do so and the Commitments shall be automatically reduced on the date which is one year following the date of receipt thereof by the portion of such Net Proceeds, if any, not utilized within such one-year period to acquire new signs or other assets or to repair any property, plant or equipment with respect to which an insured loss shall have occurred or to replace any removed sign, provided, however, that, if a Default or Event of Default shall occur during such one-year period on or before any portion of any such Net Proceeds shall be so utilized, the Commitments shall (provided that such Default or Event of Default shall be then continuing) be automatically reduced by an amount equal to such unutilized portion on the date on which the Agent shall so notify the Borrower.

          (d) If the Leverage Ratio as of the last day of any fiscal year, commencing with the fiscal year ending December 31, 1998, is equal to or greater than 4.5 to 1.0, then on the earlier of (i) the date of delivery of the audited financial statements for such fiscal year pursuant to subsection 5.1(a) and (ii) March 31 of the succeeding calendar year, the Commitments shall be reduced automatically by an amount equal to 50% of the Excess Cash Flow for such fiscal year.

          2.5 Repayment of Revolving Credit Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 7). The

Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.9.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Agent shall maintain the Register pursuant to subsection 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "Revolving Credit Note").

          2.6 Optional Prepayments; Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon, in the case of Eurodollar Loans, at least three Business Days' irrevocable notice to the Agent, and in the case of ABR Loans, at least one Business Day's irrevocable notice to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans thereof. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection
2.16.  Partial prepayments shall
be in an aggregate principal amount of $100,000 or a whole multiple thereof.

          (b) If, after giving effect to any reduction of the Commitments pursuant to subsection 2.4, the aggregate principal amount of Revolving Credit Loans then outstanding exceeds the Commitments as so reduced, the Borrower shall prepay the Revolving Credit Loans in an amount equal to such excess. Each prepayment of the Revolving Credit Loans pursuant to this subsection 2.6(b) shall be accompanied by payment in full of all accrued interest thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to subsection 2.16.

          2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no ABR Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

          2.8 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. In no event shall there be more than five Eurodollar Tranches outstanding at any time.

          2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) If all or a portion of (i) any principal of any Revolving Credit Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Revolving Credit Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this subsection shall be payable from time to time on demand.

          2.10 Computation of Interest and Fees. (a) Commitment fees and, whenever it is calculated on the basis of the prime rate of CIBC-Bank, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Credit Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.9(a) or (c).

          2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

          2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in subsection 10.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (b) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

          2.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.16.

          2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for

     Non-Excluded Taxes covered by subsection 2.15 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction arising from and after the later of (i) the effective date of such adoption of or change in any Requirement of Law or (ii) the date which is 60 days prior to the date of the receipt by the Borrower of notice from such Lender of the nature of the change and the amount of such change.

          (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.15 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Revolving Credit Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Note, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

               (i) deliver to the Borrower and the Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

               (ii) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

               (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

          2.16 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Credit Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.


                  SECTION 3.  REPRESENTATIONS AND WARRANTIES

          To induce the Agent and the Lenders to enter into this Agreement and to make the Revolving Credit Loans, the Borrower hereby represents and warrants to the Agent and each Lender that:

          3.1 Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at December 31, 1995 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by KPMG Peat Marwick LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at September 30, 1996 and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Restricted Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from September 30, 1996 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Restricted Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Restricted Subsidiaries at September 30, 1996, other than the acquisition of substantially all the assets of the Pocono region operations of Matthew Outdoor Advertising Co., L.P.

          3.2 No Change. Since September 30, 1996 (a) there has been no development or event which has had or could have a Material Adverse Effect and
(b) no distributions have been paid or made upon the partnership interests in the Borrower nor have any of the partnership interests in the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Restricted Subsidiaries.

          3.3 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

          3.4 Power; Authorization; Enforceable Obligations. The Borrower and each other Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any other Loan Party is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower and each other Loan Party. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower and each other Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Restricted Subsidiaries or any other Loan Party and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

          3.6 No Material Litigation. Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          3.7 No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          3.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 6.3.

          3.9 Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Restricted Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          3.11 Taxes. Each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          3.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

          3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

          3.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

          3.15 Subsidiaries. As of the date hereof, the Borrower does not have any Subsidiaries other than PA Outdoor, Inc. and the Unrestricted Subsidiary.

          3.16 Purpose of Revolving Credit Loans. The proceeds advanced on the Closing Date (as defined in the Original Credit Agreement) with respect to the initial Revolving Credit Loan were used only to pay costs, fees and expenses incurred by the Borrower with respect to the Original Credit Agreement and, to the extent not so used, to repay certain Indebtedness owed to Heller Financial, Inc. The proceeds of all other Revolving Credit Loans shall be used by the Borrower to refinance existing debt, to finance capital expenditures, permitted acquisitions and for working capital purposes in the ordinary course of business.

          3.17  Environmental Matters.  Except as set forth on Schedule 3.17:

          (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

          (b) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

          (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Adverse Amount.

          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

          3.18 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

          3.19 Accuracy and Completeness of Information. No fact is known to the Borrower which has had or could reasonably be expected to have a Material Adverse Effect, which has not been disclosed to the Lenders by the Borrower in writing prior to the date hereof. No document furnished or statement made in writing to the Lenders by the Borrower in connection with the negotiation, preparation or execution of or pursuant to this Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders prior to the date hereof.

          3.20 Solvency. On the date hereof, (a) the property, at the fair valuation, of the Borrower exceeds the Borrower's debts, (b) the Borrower is able to pay its liability on its debts as such debts become absolute and matured, and (c) the Borrower has sufficient capital with which to conduct its business. For purposes of this subsection, "debt" means "liability on a claim", "claim" means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

          3.21 Leaseholds, Permits, etc. Except as set forth on Schedule 3.21, the Borrower possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of its business. Except as set forth on such Schedule, and except for such noncompliance with the foregoing which could not reasonably be expected to have a Material Adverse Effect, all of the foregoing are in full force and effect, and the Borrower is in substantial compliance with the foregoing without any known conflict with the valid rights of others. Except as set forth in such Schedule, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation would, considered as a whole reasonably be expected to have a Material Adverse Effect, except that certain of the leasehold interests of the Borrower which, taken in the aggregate, may be material to the Borrower, are tenancies at will which may be terminated by the lessor thereunder at any time upon delivery of the requisite notice required by state law.

          3.22 Signs. The Borrower has delivered to Agent a complete and correct list of the location by county and state of each sign owned by the Borrower and its Restricted Subsidiaries as of the date hereof.

          3.23  Ownership of Borrower and Managing General Partner.  Schedule
3.23 accurately sets forth the ownership of the Borrower and of the Managing General Partner as of the date hereof.

          3.24 Real Property. The Borrower has delivered to the Agent a detailed description, including the location by county and state, of each parcel of real property owned by the Borrower and its Restricted Subsidiaries as of the date hereof.

          3.25 Phantom Stock Agreements. The Borrower has delivered to Agent a complete and correct copy of each Phantom Stock Agreement in effect as of the date hereof.


                       SECTION 4.  CONDITIONS PRECEDENT

          4.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction on or before December 15, 1996 of the following conditions precedent:

          (a) Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) the Global Consent, executed and delivered by a duly authorized officer of each Loan Party other than the Borrower, with a counterpart or a conformed copy for each Lender and (iii) each of the Mortgage Supplements, each executed and delivered by a duly authorized officer of the party thereto, with a counterpart or a conformed copy for each Lender.

          (b) Proceedings of the Borrower. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Borrower, in the form of resolutions of the Board of Directors of the Managing General Partner authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary of the Managing General Partner as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (c) Borrower Incumbency Certificate. The Agent shall have received, with a counterpart for each Lender, a Certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Managing General Partner executing any Loan Document satisfactory in form and substance to the Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Managing General Partner.

          (d) Corporate Proceedings of the Managing General Partner. The resolutions described in subsection 4.1(b) above shall include the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of the Managing General Partner authorizing (i) the execution, delivery and performance of the Loan Documents to which the Managing General Partner is a party and (ii) the granting by it of the Liens created pursuant to the Global Security Agreement, certified by the Secretary or an Assistant Secretary of the Managing General Partner as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (e) Managing General Partner Incumbency Certificate. The Incumbency Certificate described in subsection 4.1(c) above shall include a certificate of the Managing General Partner, dated the Closing Date, as to the incumbency and signature of the officers of the Managing General Partner executing any Loan Document satisfactory in form and substance to the Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Managing General Partner.

          (f) Organizational Documents. The Agent shall have received, with a counterpart for each Lender, true and complete copies of the partnership agreement, or as the case may be, certificate of incorporation and by-laws of each Loan Party which is not a natural person, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Managing General Partner.

          (g) Fees. The Agent shall have received the fees to be received on the Closing Date as separately agreed upon with the Borrower.

          (h) Legal Opinion. The Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Kaplan, Strangis and Kaplan, P.A., counsel to the Borrower, substantially in the form of Exhibit E; such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require;.

          4.2 Conditions to Each Revolving Credit Loan. The agreement of each Lender to make any Revolving Credit Loan requested to be made by it on any date (including, without limitation, its initial Revolving Credit Loan) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower or any other Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolving Credit Loans requested to be made on such date.

          (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement the other Loan Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.


                       SECTION 5.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Restricted Subsidiaries to:

          5.1  Financial Statements.  Furnish to each Lender:

          (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick LLP or other independent certified public accountants of nationally recognized standing;

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Restricted Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          (c) within 20 days of each month-end, monthly operating statements, with unaudited balance sheets and income statements on a market-by-market basis for each of the Borrower's markets and on a consolidated basis, including in each case a comparison to budget and to the prior fiscal year; and

          (d) concurrently with the information furnished in accordance with subsections 5.2(a), (b) and (c) above, corresponding financial statements for the Unrestricted Subsidiary.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          5.2  Certificates; Other Information.  Furnish to each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a), (b) and (c), (x) a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, during such period (i) no Restricted Subsidiary has been formed or acquired (or, if any such Restricted Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 5.10 with respect thereto), (ii) neither the Borrower nor any of its Restricted Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) a certificate of a Responsible Officer, substantially in the form of Exhibit C (the "Compliance Certificate"), showing in detail reasonably satisfactory to the Agent compliance by the Borrower with the covenants contained in subsections 6.1 (except that such Compliance Certificate delivered with respect to the first two months of any fiscal quarter need not show such compliance with subsections 6.1(a), (b) and (d)), 6.8, 6.9(e) and 6.15 and, to the extent not otherwise required to be delivered pursuant to subsection 5.1 and 5.2, statements of the Borrower's and its Restricted Subsidiaries' cash flows for the periods covered by such covenants with respect to which compliance is to be demonstrated in such Compliance Certificate, and a computation of the amount of the Borrower's and its Restricted Subsidiaries' capital expenditures made during such period and during the portion of the fiscal year through the end of the period covered by such Compliance Certificate;

          (c) not later than thirty days prior to the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Restricted Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

          (d) not later than April 15 of any year, commencing April 15, 1997, a report prepared by the Chief Financial Officer of the Borrower and concurred with by the Borrower's auditors (i) calculating the amount of federal, state and local income taxes that would have been payable by the Borrower in respect of its operations for the immediately preceding year if the Borrower were taxed as a C corporation and (ii) comparing the amount described in clause (i) immediately preceding with the aggregate amount of Tax Distributions made in respect of such immediately preceding year;

          (e) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its partners as a group; and

          (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy in all material respects at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be.

          5.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all Collateral in accordance with the requirements of the relevant Security Document, and maintain with respect to all its other property insurance in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

          5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

          5.7  Notices.  Promptly give notice to the Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation in excess of $500,000 of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in the case of clause (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

          (e) any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

          5.8  Environmental Laws.  (a)   Comply with, and ensure compliance by
all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

          5.9 Environmental Reports. If a Default or Event of Default caused by any representation made pursuant to subsection 3.17 proving to have been incorrect or any failure to comply with subsection 5.8 shall have occurred and be continuing, at the request of the Required Lenders through the Agent, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for the Properties which are the subject of such Default or Event of Default, prepared by an environmental consulting firm reasonably acceptable to the Agent, describing in reasonable detail the circumstances giving rise to such Default or Event of Default the estimated cost of remediation thereof.

          5.10 Further Assurances. Upon the request of the Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

          5.11 Additional Collateral. (a) With respect to any assets acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (other than (x) any assets described in paragraph (b) or (c) of this subsection and (y) immaterial assets a Lien on which cannot be perfected by filing UCC-1 financing statements), promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Agent such amendments to the relevant Security Documents or, in the case of real property, such Mortgages or such other documents as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on such assets, (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Agent, and (iii) if requested by the Agent, deliver to the Agent Lien searches and legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

          (b) With respect to any Person that, subsequent to the Closing Date, becomes a Restricted Subsidiary (other than a Foreign Restricted Subsidiary), promptly upon the request of the Agent: (i) execute and deliver to the Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the Global Security Agreement as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Restricted Subsidiary which is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary (A) to become a party to the Global Security Agreement, in each case pursuant to documentation which is in form and substance satisfactory to the Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Global Security Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Agent and (iv) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

          (c) With respect to any Person that, subsequent to the Closing Date, becomes a Foreign Subsidiary, promptly upon the request of the Agent: (i) execute and deliver to the Agent a new pledge agreement or such amendments to the Global Security Agreement as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Foreign Subsidiary which is owned by the Borrower or any of its Foreign Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such Foreign Subsidiary be required to be so pledged), (ii) deliver to the Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Foreign Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock and (iii) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described in clauses
(i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

          (d) Deliver to the Agent in respect of each parcel covered by each Mortgage executed and delivered to the Agent subsequent to the date hereof pursuant to subsection 5.11(a), a mortgagee's title policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such parcel free and clear of all defects and encumbrances, except such as may be approved by the Agent; (iv) name the Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70);
(vi) contain such endorsements and affirmative coverage as the Agent may request and (vii) be issued by title companies satisfactory to the Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Agent). The Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.

          (e) Deliver to the Agent a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in subsection 5.11(d) and a copy, certified by such parties as the Agent may deem appropriate, of all other documents affecting the property covered by each Mortgage executed and delivered to the Agent subsequent to the date hereof pursuant to subsection 5.11(a).

          (f) If requested by the Agent, deliver to the Agent in connection with each Mortgage executed and delivered to the Agent subsequent to the date hereof pursuant to subsection 5.11(a), (i) a policy of flood insurance which (A) covers any parcel of improved real property which is encumbered by such Mortgage, (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) has a term ending not earlier than the maturity of the indebtedness secured by such Mortgage and (ii) confirmation that the Borrower has received the notice required pursuant to
Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System.

          5.12 Key Man Life Insurance. Obtain, within 30 days form the Closing Date, a key man life insurance policy on the life of Kevin Gleason, in the amount of at least $1,000,000, and enter into documentation reasonably satisfactory to the Agent to assign the Borrower's rights under such key man life insurance policy to the Agent for the ratable benefit of the Lenders.

          5.13 Phase I Environmental Reports. Furnish to the Agent, within 60 days from the Closing Date, copies of Phase I environmental reports prepared by a nationally recognized environmental consulting firm or firms satisfactory to the Agent on behalf of the Borrower covering such properties of the Borrower as shall be satisfactory to the Agent.

                        SECTION 6.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall not, and (except with respect to subsection 6.1) shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

          6.1  Financial Condition Covenants.

          (a) Interest Coverage. Permit the ratio of Operating Cash Flow to Interest Expense for any period of four consecutive fiscal quarters (or, in the case of each of the first three full fiscal quarters following the Closing Date, for the respective periods of one, two and three consecutive fiscal quarters) ending during any "Test Period" set forth below to be less than the ratio set forth opposite such Test Period below:

                  Test Period             Interest Coverage Ratio
                  -----------             -----------------------

         Closing Date to 6/29/97               1.50 to 1.00
         6/30/97 to 6/29/98                    1.60 to 1.00
         6/30/98 to 6/29/99                    1.70 to 1.00
         6/30/99 to 12/30/99                   1.80 to 1.00
         12/31/99 to 12/30/2000                1.90 to 1.00
         12/31/2000 to Termination Date        2.00 to 1.00

         (b) Fixed Charge Coverage. Permit the ratio of Operating Cash Flow to Fixed Charges for any period of four consecutive fiscal quarters (or, in the case of each of the first three full fiscal quarters following the Closing Date, for the respective periods of one, two and three consecutive fiscal quarters) ending during any "Test Period" set forth below to be less than or equal to the ratio set forth opposite such Test Period below:

         Test Period                       Fixed Charge Coverage Ratio
         -----------                       ---------------------------

          Closing Date through 12/31/99            1.10 to 1.00
          1/1/2000 and thereafter                  1.15 to 1.00

          (c) Leverage Ratio. Permit the Leverage Ratio at any time during any "Test Period" set forth below to exceed the ratio set forth opposite such Test Period below:


               Test Period                  Leverage Ratio
               -----------                  --------------
         Closing Date to 6/29/97             5.75 to 1.00
         6/30/97 to 12/30/97                 5.50 to 1.00
         12/31/97 to 6/29/98                 5.25 to 1.00
         6/30/98 to 12/30/98                 5.00 to 1.00
         12/31/98 to 12/30/99                4.75 to 1.00
         12/31/99 to 12/30/2000              4.50 to 1.00
         12/31/2000 to Termination Date      4.00 to 1.00

          (d) Pro Forma Debt Service Coverage Ratio. Permit the ratio of (i) Operating Cash Flow for any period of four consecutive fiscal quarters to
     (ii) Pro Forma Debt Service for the immediately succeeding period of four consecutive fiscal quarters to be less than 1.25 to 1.00.

          6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness of the Borrower under this Agreement;

          (b) Indebtedness of the Borrower to any Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

          (c) Indebtedness of the Borrower and any of its Restricted Subsidiaries incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Restricted Subsidiaries $1,500,000 at any time outstanding;

          (d)  Indebtedness outstanding on the date hereof and listed on
     Schedule 6.2;

          (e) Indebtedness of a Person which becomes a Restricted Subsidiary after the date hereof, provided that (i) such indebtedness existed at the time such Person became a Restricted Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower no Default or Event of Default shall have occurred and be continuing;

          (f)  Indebtedness of the Borrower under the Senior Notes; and

          (g) until paid using proceeds for the issuance of the Senior Notes as provided in subsection 4.1(l) hereof, the Indebtedness to be Refinanced.

          6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Restricted Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Restricted Subsidiary;

          (f) Liens in existence on the date hereof listed on Schedule 6.3, securing Indebtedness permitted by subsection 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower and its Restricted Subsidiaries permitted by subsection 6.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of

     Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property;

          (h) Liens on the property or assets of a corporation which becomes a Restricted Subsidiary after the date hereof securing Indebtedness permitted by subsection 6.2(e), provided that (i) such Liens existed at the time such corporation became a Restricted Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Restricted Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

          (i) Until the Closing Date, the Liens securing the Indebtedness to be Refinanced; and

          (j)  Liens created pursuant to the Security Documents.

          6.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 6.4; and

          (b) guarantees made in the ordinary course of its business by the Borrower of obligations of any of its Restricted Subsidiaries, which obligations are otherwise permitted under this Agreement.

          6.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

          (a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Restricted Subsidiaries of the Borrower (provided that the wholly owned Restricted Subsidiary or Restricted Subsidiaries shall be the continuing or surviving corporation); and

          (b) any wholly owned Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Restricted Subsidiary of the Borrower.

          6.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Restricted Subsidiary, except:

          (a) the sale or other disposition of property in the ordinary course of business;

          (b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (c)  as permitted by subsection 6.5(b); and

          (d) the sale or other disposition of any other property, business or assets; provided that the aggregate book value of all property, business and assets so sold or disposed of shall not exceed an amount equal to 10% of Operating Cash Flow of the Borrower and its Restricted Subsidiaries for the year ending December 31, 1995; provided further that (i) there exists no Default or Event of Default before or after such sale or other disposition, (ii) the Commitments are reduced in connection therewith to the extent required by subsection 2.4(c), (iii) such sale or other disposition is effected on an arm's length basis and (iv) with respect to any such sale having a purchase price in excess of $250,000, either (x) at least 85% of the purchase price thereof shall be payable in cash or Cash Equivalents or (y) after giving effect to such sale, the Borrower will hold in the aggregate no more than $1,000,000 of such sale proceeds other than in cash or Cash Equivalents.

          6.7 Limitation on Dividends. Make or pay any distributions in respect of the partnership interests in the Borrower or purchase, redeem or otherwise acquire any such partnership interest (any of the foregoing, a "Restricted Payment"), except that, so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect thereto, and (b) (except in the case of Tax Distributions with respect to the 1995 fiscal year) there shall have been delivered to each Lender a certificate of the Borrower's Chief Financial Officer confirming the accuracy of the statement referred to in clause (a) immediately preceding, and certifying that, after giving effect to such Restricted Payment, the Borrower will be in compliance on a pro forma basis with the covenants contained in subsection 6.1 from the date of such Restricted Payment and setting forth in reasonable detail the computations supporting the statements made in such certificate, the Borrower may make (i) Tax Distributions and (ii) Permitted Restricted Payments.

          6.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

          (a)  extensions of trade credit in the ordinary course of business;

          (b)  investments in Cash Equivalents;

          (c) loans and advances to employees of the Borrower or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $200,000 at any one time outstanding;

          (d) investments by the Borrower in its Restricted Subsidiaries and investments by such Restricted Subsidiaries in the Borrower and in other Restricted Subsidiaries;

          (e) investments by the Borrower in, and loans and advances by the Borrower to, its Unrestricted Subsidiary in an aggregate amount not to exceed $2,500,000 at any one time outstanding;

          (f) the acquisition by the Borrower of substantially all the assets of Morgan Newsome Monroe, Inc. on the terms and conditions set forth in
     Schedule 6.8; and

          (g) acquisitions the aggregate purchase price payable for which does not exceed $15,000,000 in the aggregate or $5,000,000 in any fiscal year, provided that no such acquisition shall be permitted unless (i) no Default or Event of Default shall have occurred and be continuing at the time of such acquisition or would result therefrom, (ii) in the case of any acquisition for which the aggregate purchase price is greater than or equal to $3,000,000, after giving effect to such acquisition the Borrower will be in compliance on a pro forma basis with the covenants contained in subsection 6.1 from the date of such acquisition, (iii) the business and/or assets which are the subject of such acquisition are located within markets being serviced by the Borrower on the date hereof, (iv) such acquisition shall have been negotiated on an arms-length basis and (v) in the case of any acquisition for which the aggregate purchase price is greater than or equal to $3,000,000, not less than 20 Business Days prior to the date of consummation of such acquisition the Borrower shall have delivered to each Lender information reasonably satisfactory to each Lender regarding such acquisition (including, without limitation, information with respect to revenue, cash flow, purchase price and number of signs acquired (categorized by sign type)) and a certificate of the Borrower's Chief Financial Officer confirming the statements made in clauses (i) and (ii) above and setting forth in reasonable detail the computations supporting the statements made in such certificate.

          6.9 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption or purchase of any of the Senior Notes or Indebtedness (other than the Loans) or
(b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any such Senior Notes, or of Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

          6.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

          6.11 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.

          6.12 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement, (b) the Indenture relating to the Senior Notes and (c) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

          6.13 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for the owning, operating or managing of the outdoor advertising business or out-of-house media business.

          6.14 Limitation on Deferred Management Compensation. Make or permit to be made any payments of Deferred Management

Compensation, except for payments thereof in an aggregate amount not to exceed
(a) $2,000,000 in fiscal year 1996 or (b) $1,000,000 in any fiscal year thereafter (provided that, to the extent that the aggregate amount of such payments made in any fiscal year are less than $1,000,000, an amount equal to such difference shall be added to the permitted amount for the immediately succeeding fiscal year); provided that no such payment shall be permitted unless
(i) no Default or Event of Default shall have occurred and be continuing at the time of such payment or would result therefrom, (ii) after giving effect to such payment the Borrower will be in compliance on a pro forma basis with the covenants contained in subsection 6.1 from the date of such acquisition, (iii) it is made in any fiscal year subsequent to the date of delivery to the Lenders pursuant to subsection 5.1(a) of the audited financial statements of the Borrower for the fiscal year immediately preceding such fiscal year and prior to the last day of such fiscal year and (iv) there shall have been delivered to each Lender a certificate of the Borrower's Chief Financial Officer confirming the statements made in clauses (i) and (ii) above and setting forth in reasonable detail the computations supporting the statements made in such certificate.

          6.15 Phantom Stock Agreements. (a) Amend any of the subordination provisions of any Phantom Stock Agreement or amend any other provision of any such Phantom Stock Agreement in any way which would result in a violation by the Borrower of the provisions of subsection 6.14 or (b) enter into any new Phantom Stock Agreement which does not contain substantially identical terms to the Phantom Stock Agreements in effect on the date hereof (except for the amounts payable to the respective parties thereto).

          6.16 Limitation on Non-Acquisition Capital Expenditures. Make any non-acquisition capital expenditures in excess of $3,000,000 in any fiscal year, increased in years after 1996 by $250,000 per year, but not to exceed $4,000,000 in any fiscal year.


                         SECTION 7.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Revolving Credit Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within two days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsections 5.10(d) and (e) of this Agreement, Section 6 of this Agreement, subsection 5.6, 5.8(b) or 5.9(a) of the Global Security Agreement or Section 6, 7 or 11 of any Mortgage; or

          (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs
     (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) The Borrower or any of its Restricted Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $500,000; or

          (f) (i) The Borrower, any of its Subsidiaries, or Adams shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, any of its Subsidiaries or Adams shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any of its Subsidiaries or Adams any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, any of its Subsidiaries or Adams any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, any of its Subsidiaries or Adams shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, any of its Subsidiaries or Adams shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, involve an aggregate amount in excess of $500,000; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j)  There shall occur any Change of Control; or

          (k) If the aggregate number of signs owned by the Borrower or any of its Restricted Subsidiaries at the beginning of any period of twelve consecutive months that are destroyed or otherwise lost to the Borrower or such Restricted Subsidiary during such period (whether as a result of a casualty loss, a governmental condemnation, a termination or expiration of a lease or otherwise (but excluding as a result of a sale of assets permitted hereunder)) and that shall not have been replaced by the end of such period (whether with the proceeds of insurance, condemnation awards or otherwise) shall exceed (i) in the case of the signs in a single market, the greater of (x) 10% of the signs in such market at the beginning of such period and (y) 50 signs or (ii) in the case of the signs in all the Borrower's markets, a number of signs which, at the beginning of such period, were contributing to annual advertising revenues of the Borrower and its Restricted Subsidiaries an aggregate amount equal to more than 5% of the Borrower's advertising revenues for the Borrower's 1995 fiscal year;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the

Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                             SECTION 8.  THE AGENT

          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Revolving Credit Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Credit Loans.

          8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each

Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Revolving Credit Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Credit Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Revolving Credit Loans made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

          8.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Agent hereunder. Effective upon such appointment and approval, the term "Agent" shall mean such successor agent, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Revolving Credit Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                           SECTION 9.  MISCELLANEOUS

          9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Revolving Credit Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender's Commitment or of any scheduled mandatory reduction thereof, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 8 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Revolving Credit Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by overnight courier, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

     The Borrower:        Adams Outdoor Advertising Limited
                            Partnership
                          1380 W. Paces Ferry Road, N.W.
                          Suite 170, South Wing
                          Atlanta, Georgia  30327
                          Attention: Mr. Abe Levine
                          Fax: (404) 233-1901

     The Agent:           Canadian Imperial Bank of Commerce,
                            New York Agency
                          425 Lexington Avenue
                          New York, New York  10017
                          Attention: Mr. Matthew Jones
                          Fax: (212) 856-3558

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to subsection 2.2, 2.4, 2.6, 2.8, 2.9 or 2.14 shall not be effective until received.

          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agent, (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or any such Lender. The agreements in this subsection shall survive repayment of the Revolving Credit Loans and all other amounts payable hereunder.

          9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Revolving Credit Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Credit Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 9.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.14, 2.15 and 2.16 with respect to its participation in the Commitments and the Revolving Credit Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.15, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower and the Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent) and delivered to the Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to an additional bank or financial institution, the sum of the aggregate principal amount of the Revolving Credit Loans and the aggregate amount of the Available Commitment being assigned is in an amount equal to at least $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Agent). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Revolving Credit Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 7(f) shall have occurred and be continuing.

          (d) The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in subsection 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Revolving Credit Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may (and, in the case of any Revolving Credit Loan or other obligation hereunder not evidenced by a Revolving Credit Note, shall) treat each Person whose name is recorded in the Register as the owner of a Revolving Credit Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Revolving Credit Loan or other obligation hereunder not evidenced by a Revolving Credit Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent) together with payment to the Agent of a registration and processing fee of $3,000 payable by such assignor and/or such Assignee, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

          (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Revolving Credit Loans and Revolving Credit Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Revolving Credit Loan or Revolving Credit Note to any Federal Reserve Bank in accordance with applicable law.

          9.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Revolving Credit Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Revolving Credit Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

          9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 9.2 or at such other address of which the Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          9.13  Acknowledgements.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          9.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       ADAMS OUTDOOR ADVERTISING LIMITED
                                       PARTNERSHIP

                                       By: ADAMS OUTDOOR ADVERTISING, INC.

                                           /s/ Abe Levine
                                       By: ---------------------------
                                       Title:  Vice President


                                       CANADIAN IMPERIAL BANK OF COMMERCE,
                                       New York Agency, as Agent


                                           /s/ Matthew B. Jones
                                       By: -------------------------------
                                       Title:  Authorized Signatory


                                       CIBC, INC., as a Lender


                                           /s/ Matthew B. Jones
                                       By: -------------------------------
                                       Title:  Authorized Signatory